Exhibit 99.1

IXYS Corporation Reports Strong Revenue Growth in the December 31, 2013 Quarter

Highlights:

  Net revenues for the fiscal quarter ended December 31, 2013 were $89.3 million, up $25.5 million, or 40.0%, from the fiscal quarter ended December 31, 2012.
  December 2013 quarter net revenues were up $3.4 million from the September 2013 quarter, marking the fourth consecutive quarter of revenue growth.
  IXYS declared a $0.03 per share dividend for the fifth consecutive quarter.
  Cash and cash equivalents increased to $99.1 million.

MILPITAS, Calif.--(BUSINESS WIRE)--February 5, 2014--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its third quarter of fiscal 2014, which ended December 31, 2013.

Net revenues for the quarter were $89.3 million, up $25.5 million, or 40.0%, from $63.8 million in net revenues for the December 2012 quarter. Sequentially, net revenues were up $3.4 million or 4.0%, from September 2013 net revenues of $85.9 million, marking the fourth consecutive quarter of revenue growth.

For the nine months ended December 31, 2013, IXYS reported net revenues of $246.4 million, an increase of $33.3 million, or 15.6%, as compared with net revenues of $213.1 million for the same period in the prior fiscal year.

“The results for this quarter reflect actions we took to broaden the range of our products and technologies. We are pleased with the revenue growth, and continued our sustained investment in products that helped us penetrate new markets. IXYS is now a stronger company, with an increasing presence in Asian markets and a wider selection of integrated circuit products,” commented Dr. Nathan Zommer, CEO and Founder of IXYS.

Net income for the quarter ended December 31, 2013 was $552,000, or $0.02 per diluted share, a decrease of $637,000 from the December 31, 2012 quarter, with net income of $1.2 million, or $0.04 per diluted share.

In comparing the December 31, 2013 quarter to the September 30, 2013 quarter, discrete tax items affected net income for the December quarter, as did seasonally lower sales of power semiconductors.

The December 2013 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $4.4 million, or $0.14 per diluted share, which was an increase of $2.1 million, as compared to the non-GAAP net income for the same period in the prior fiscal year.

Net income for the nine months ended December 31, 2013 was $5.9 million, or $0.19 per diluted share, as compared to net income of $9.6 million, or $0.30 per diluted share, for the same period in the prior fiscal year. For the nine months ended December 31, 2013 non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $14.1 million, or $0.44 per diluted share, as compared to non-GAAP net income of $13.1 million, or $0.41 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended December 31, 2013 was $25.8 million, or 28.9% of net revenues, as compared to gross profit of $19.0 million, or 29.7% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the nine months ended December 31, 2013 was $74.8 million, or 30.4% of net revenues, as compared to a gross profit of $66.4 million, or 31.2% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $99.1 million at December 31, 2013, an increase of $3.9 million as compared to September 30, 2013. Cash generated from operations was $5.7 million. The company also declared a $0.03 per share dividend for the fifth consecutive quarter.

“As global macroeconomic conditions evolve, we are seeing pockets of strength in Asia, stability in the United States and uncharacteristic weakness in Europe. Customers remain cautious in this environment, with purchasing limited to products for immediate demand. Although semiconductor industry ordering trends remain modest, likely affected by the uncertainty in Europe, we expect a slight increase in revenues in the March 2014 quarter, as compared to revenues in the December 2013 quarter,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the third quarter of fiscal 2014, ended December 31, 2013, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the December 31, 2013 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses, results in a financial presentation for the company without the effect of these non-cash charges. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income and non-GAAP net income per share differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our presence in Asian markets, macroeconomic conditions, customers’ cautiousness, purchasing, ordering trends and our revenues in the March 2014 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended September 30, 2013. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	March 31,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$99,144	$107,430
Accounts receivable, net	39,854	37,752
Inventories, net	93,647	83,829
Prepaid expenses and other current assets	8,076	7,328
Deferred income taxes	7,439	7,167
Total current assets	248,160	243,506
Plant and equipment, net	51,915	51,995
Other assets	55,787	13,128
Deferred income taxes	25,193	24,847

Total assets	$381,055	$333,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,727	$2,458
Current portion of notes payable to bank	1,257	15,956
Accounts payable	13,437	12,822
Accrued expenses and other current liabilities	49,689	16,992
Total current liabilities	67,110	48,228
Capitalized lease and other long term obligations, net of current portion	28,095	15,310
Pension liabilities	16,349	16,330
Total liabilities	111,554	79,868

Common stock	380	379
Additional paid-in capital	145,902	140,604
Retained earnings	118,527	115,718
Accumulated other comprehensive income	4,692	(3,093)
Stockholders' equity	269,501	253,608

Total liabilities and stockholders' equity	$381,055	$333,476

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenues	$89,348	$63,812	$246,435	$213,130
Cost of goods sold	63,565	44,841	171,614	146,682
Gross profit	25,783	18,971	74,821	66,448

Operating expenses:
Research, development and engineering	7,894	6,784	23,034	20,749
Selling, general and administrative	10,028	9,150	30,654	29,448
Amortization of intangibles	3,425	559	7,096	1,683
Total operating expenses	21,347	16,493	60,784	51,880
Operating income	4,436	2,478	14,037	14,568
Other income (expense), net	(1,219)	(507)	(3,171)	77
Income before income tax provision	3,217	1,971	10,866	14,645
Provision for income tax	2,665	782	4,952	5,092
Net income	$552	$1,189	$5,914	$9,553

Net income per share - basic	$0.02	$0.04	$0.19	$0.31

Weighted average shares used in per share calculation - basic	31,192	31,005	31,088	31,222

Net income per share - diluted	$0.02	$0.04	$0.19	$0.30

Weighted average shares used in per share calculation - diluted	32,032	31,487	31,838	31,917

Reconciliation of net income to Non-GAAP net income
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income	$552	$1,189	$5,914	$9,553

Amortization of intangible assets	3,425	559	7,096	1,683
Stock compensation expense	374	472	1,098	1,857
Non-GAAP net income	$4,351	$2,220	$14,108	$13,093

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income per share, diluted	$0.02	$0.04	$0.19	$0.30

Amortization of intangible assets	0.11	0.02	0.22	0.05
Stock compensation expense	0.01	0.01	0.03	0.06
Non-GAAP net income per share, diluted	$0.14	$0.07	$0.44	$0.41

Weighted average shares used in per share calculation, diluted	32,032	31,487	31,838	31,917

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO